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                                                                  EXHIBIT 12.1
                               SEMPRA ENERGY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in millions)


                            1995      1996      1997      1998      1999
                         --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                  $   227   $   205   $   209   $   210   $   233
Interest Portion of
 Annual Rentals                32        28        25        20        10
Preferred dividends
 of subsidiaries (1)           50        37        31        18        16
                         --------  --------  --------  --------  --------
Total Fixed Charges
 and Preferred Stock
 Dividends For Purpose
 of Ratio                 $   309   $   270   $   265   $   248   $   259
                         ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations   $   665   $   727   $   733   $   432   $   573
Add:
 Fixed charges
  (from above)                309       270       265       248       259
 Less: Fixed charges
  capitalized                   6         5         3         3         5
                         --------  --------  --------  --------  --------
    Fixed charges net of
      capitalized charges     303       265       262       245       254
                         --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio        $   968   $   992   $   995   $   677   $   827
                         ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                   3.13      3.67      3.75      2.73      3.19
                         ========  ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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